Exhibit 10.13

PSAV HOLDINGS LLC

AMENDED AND RESTATED PHANTOM UNIT APPRECIATION PLAN

1. Purpose; Operation.

(a) The purpose of this Amended and Restated PSAV Holdings LLC Phantom Unit Appreciation Plan (the “Plan”) is to provide an incentive to employees, officers, managers, directors and consultants of the Company and its subsidiaries (“Service Providers”) who contribute to the Company’s success. Capitalized terms are defined in Section 8.

(b) The Plan provides for the award to Service Providers of whole or fractional interests in “Phantom Units,” of which 50% shall be referred to as “Phantom Service Units” and 50% shall be referred to as “Phantom Performance Units.” Each Phantom Unit will have an associated Distribution Threshold, which may be adjusted from time to time. A Phantom Unit permits the holder to share in the increase in the value of the Company’s assets above the Distribution Threshold established with respect to such Phantom Unit (and as may be adjusted from time to time). A Phantom Service Unit generally provides for the right to receive payments in cash and/or securities equal to the amount (if any) that a holder of a Service Unit with an equal Distribution Threshold would receive, even if there is no outstanding Service Unit with an equal Distribution Threshold to which the Phantom Service Unit corresponds, subject to discretionary adjustment as provided in the Plan and further subject in all cases to the Employee’s continuous Service through the applicable payment date provided for in the Plan. A Phantom Performance Unit generally provides for the right to receive payments in cash and/or securities equal to the amount (if any) that a holder of a Performance Unit with an equal Distribution Threshold would receive in connection with the achievement of specified performance metrics, even if there is no outstanding Performance Unit with an equal Distribution Threshold to which the Phantom Performance Unit corresponds, subject to discretionary adjustment as provided in the Plan and further subject in all cases to the Employee’s continuous Service through the applicable payment date as provided for in the Plan.

2. Administration. The Committee shall administer the Plan. The Committee may exercise all powers necessary or advisable in the administration of the Plan. All determinations made by the Committee in respect of the Plan shall be in the Committee’s sole discretion and shall be final and binding on all Participants and their beneficiaries. No manager or member of the Company or member of the Committee shall be liable for any action taken or determination made in good faith with respect to the Plan or any Phantom Units granted hereunder.

3. Eligibility; Limitation on Awards.

(a) The Committee may at any time grant whole or fractional Phantom Units, or Phantom Points representing fractional shares of Phantom Units, to Service Providers. A “Phantom Point” shall represent 1/100th of a particular type of Phantom Unit (e.g., 50 Phantom Performance Points shall represent 50/100ths of a Phantom Performance Unit). At any given time, the aggregate number of Phantom Units outstanding hereunder together with the aggregate number of Units outstanding under the MIP may not exceed 29,938.

(b) The Phantom Units available for award hereunder consist of equal numbers of Phantom Service Units and Phantom Performance Units.

4. Phantom Service Units; Payment. A Phantom Service Unit having a particular Distribution Threshold gives the holder thereof the right, subject to the vesting conditions described in this Section 4 if applicable, to receive payments in cash and/or securities from the Employer within 30 days following the date on which a distribution (other than a tax distribution) is made pursuant to the LLC Agreement in respect of Service Units having a Distribution Threshold equal to the Distribution Threshold of such Phantom Service Unit (or would have been made if such Service Units having a Distribution Threshold equal to the Distribution Threshold of such Phantom Service Units were outstanding) in an amount equal to the product of (a) the amount distributed with respect to one such Service Unit having such equal Distribution Threshold (or the amount that would be distributed if such Service Unit was outstanding) multiplied by (b) the number of such Phantom Service Units having such equal Distribution Threshold held by such holder on such distribution date; provided, however, that all Phantom Service Units that are outstanding as of the date of the consummation of a transaction constituting a “Change of Control” for purposes of the Units shall automatically expire on the 31st day thereafter, and no Participant shall have any further rights with respect thereto, whether as to subsequent cash payments or otherwise. For the avoidance of doubt, if there are no corresponding Service Units outstanding, such Phantom Service Units shall vest twenty percent (20%) on the first five (5) anniversaries of the date of grant of the Phantom Service Unit.

5. Phantom Performance Units; Payment. Phantom Performance Units having a particular Distribution Threshold give the holder thereof the right to receive payments in cash and/or securities from the Employer within 30 days following the date on which a distribution (other than a tax distribution) is made pursuant to the LLC Agreement (a “Distribution Date”) in respect of vested Performance Units having a Distribution Threshold equal to the Distribution Threshold of such Phantom Performance Units (or would have been made if such vested Performance Units having a Distribution Threshold equal to the Distribution Threshold of such Phantom Performance Units were outstanding) in an amount equal to the product of (a) the amount distributed with respect to one such Performance Unit having such equal Distribution Threshold (or the amount that would be distributed if such Performance Unit was outstanding) multiplied by (b) the number of such Phantom Performance Units having such equal Distribution Threshold held by such holder on such distribution date; provided, however, that if only 50% of the then-outstanding Performance Units granted as of the date of the “Closing” (as defined in the LLC Agreement) vest as of the Distribution Date, and 50% of such Performance Units are forfeited as of such Distribution Date, then 50% of Phantom Performance Units shall also be automatically forfeited for no consideration, which forfeiture shall apply to each award issued hereunder; provided, further, that all Phantom Performance Units that are outstanding as of the date of the consummation of a transaction constituting a “Change of Control” for purposes of the Units and that are not forfeited pursuant to the preceding proviso shall expire on the 31st day thereafter, and no Participant shall have any further rights with respect thereto, whether as to subsequent cash payments or otherwise.

6. Termination of Service. If a Participant ceases to be a Service Provider prior to a payment date provided for in the Plan, such Participant shall forfeit all Phantom Units granted to the Participant.

7. Adjustments. In the event of any material acquisition, disposition, merger, recapitalization, capital contribution or other similar event, the Committee may make such adjustment(s) to the terms of the Plan or any awards granted under the Plan as the Committee shall determine appropriate in its sole discretion. In the event of an adjustment with respect to a Unit corresponding to a Phantom Unit, the Committee may adjust such corresponding Phantom Unit in its discretion.

(a) Other Adjustments. Notwithstanding anything to the contrary in the Plan or any Award Agreement, the Committee may at any time at or after any grant date make such adjustments to the terms of any Phantom Unit as the Committee determines appropriate, including, but not limited to, adjusting the Distribution Threshold of any Phantom Unit in parallel with the adjustment of the Distribution Threshold of a corresponding Unit, decreasing or eliminating the amount that might otherwise be payable with respect to a Phantom Unit or adjustments to take into account the fact that there are no outstanding Service Units or Performance Units that directly correspond to the Phantom Service Units and Phantom Performance Units, respectively.

8. Definitions. For purposes of the Plan, the following terms shall be defined as set forth below.

(a) “Award Agreement” means any written agreement, contract or other instrument or document evidencing a grant of Phantom Units.

(b) “Board” means the board of managers of PSAV Holdings LLC.

(c) “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(d) “Committee” means the compensation committee of the Board.

(e) “Company” means PSAV Holdings LLC, a Delaware limited liability company, or any successor.

(f) “Employer” means the Company or one of its subsidiaries.

(g) “Distribution Threshold,” in the case of a Unit, has the meaning set forth in the LLC Agreement, and, in the case of a Phantom Unit, means the amount specified with respect to a Phantom Unit in the Award Agreement pursuant to which such Phantom Unit is issued, in each case as may be adjusted from time to time.

(h) “LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of PSAV Holdings LLC, dated as of January 24, 2014, as may be amended from time to time.

(i) “MIP” means the PSAV Holdings LLC 2014 Management Incentive Plan.

(j) “Participant” means a Service Provider who has been granted an award of Phantom Units under the Plan.

(k) “Performance Unit” means a Unit referred to and treated as a Performance Unit for purposes of awards granted under the MIP.

(l) “Phantom Performance Point” means a fractional portion of a Phantom Performance Unit, as described in Section 3(a).

(m) “Phantom Performance Unit” means an award granted pursuant to the Plan providing the rights described in Section 5.

(n) “Phantom Point” has the meaning given in Section 3(a).

(o) “Phantom Service Point” means a fractional portion of a Phantom Service Unit, as described in Section 3(a).

(p) “Phantom Service Unit” means an award granted pursuant to the Plan providing the rights described in Section 4.

(q) “Phantom Units” means, collectively or individually, as the context requires, Phantom Service Units and Phantom Performance Units.

(r) “Plan” has meaning given in Section 1(a).

(s) “Section 409A” means Section 409A of the Code, the Treasury Regulations promulgated thereunder and any other Treasury Department guidance and interpretive authority issued with respect thereto.

(t) “Service” means provision of services as an employee, officer, manager, director or consultant to or for the benefit of the Company or any of its subsidiaries.

(u) “Service Unit” means a Unit referred to and treated as a Service Unit for purposes of awards granted under the MIP.

(v) “Unit” means a Class B Unit in PSAV Holdings LLC.

9. General Provisions.

(a) No Interest in the Company. In no event shall a Participant, in his or her capacity as such, be a member of, or have any equity interest in, the Company.

(b) Nontransferability. Phantom Units shall not be transferable by a Participant under any circumstances.

(c) No Right to Continued Employment, Etc. Nothing in the Plan or in any Award Agreement entered into pursuant to the Plan shall confer upon any Participant the right to continue in the employ of or to be entitled to any remuneration or benefits not set forth in the Plan or such Award Agreement, or to interfere with or limit in any way the right of an Employer to terminate such Participant’s Service.

(d) Taxes. The Company or any of its affiliates is authorized to withhold from any payment relating to Phantom Units under the Plan amounts of withholding and other taxes due to enable the Company and Participant to satisfy obligations for the payment of withholding taxes and other tax obligations.

(e) Excise Tax. In the event that, in the Committee’s determination, payment to a Participant in respect of his or her Phantom Units would result in application of an excise tax to the Participant pursuant to Section 4999 of the Code, then, in the event that Participant waives his or her right to such payment, the Company shall use its reasonable best efforts to solicit shareholder approval of such payment in respect of Phantom Units in a manner intended to satisfy requirements of the “shareholder approval” exception to Section 280G of the Code and the regulations promulgated thereunder, such that such payment may be made to the Participant in respect of his or her Phantom Units without the application of the excise tax.

(f) Section 409A.

(i) All payments hereunder are intended to comply with or be exempt from Section 409A. If a payment is deemed to be subject to Section 409A, the Company may, in its sole discretion and without a Participant’s prior consent, amend the Plan, adopt policies and procedures, or take any other necessary or appropriate actions (including actions with retroactive effect) to preserve the intended tax treatment of any such payment or comply with the requirements of Section 409A, including, without limitation, any such regulations guidance, compliance programs and other interpretative authority issued after the effective date of the Plan, in a manner determined by the Board in good faith in its sole discretion to have the least adverse consequences to the Participants.

(ii) Whenever a payment under this Plan specifies a payment period with reference to a number of days (e.g., “payment shall be made within 30 days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

(iii) Neither any Participant nor any of such Participant’s creditors or beneficiaries shall have the right to subject any deferred compensation (within the meaning of Section 409A) payable under this Plan to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A, any deferred compensation (within the meaning of Section 409A) payable to any Participant or for such Participant’s benefit under this Plan may not be reduced by or offset against any amount owing by the Participant to the Company or any of its affiliates. It is intended that each payment provided under this Plan shall be a separate “payment” for purposes of Section 409A.

(g) Amendment and Termination. The Plan shall take effect on the date of its adoption by the Board. The Board may at any time and from time to time alter, amend, suspend or terminate the Plan, in whole or in part, including, but not limited to, amending the Plan and awards to alter the structure of the Plan if the Board determines that the Plan is not meeting its objectives.

(h) No Rights to Awards; No Stockholder or Member Rights. No Participant shall have any claim to be granted any Phantom Units under the Plan, and there is no obligation for uniformity of treatment of Participants. A Participant or a transferee of Phantom Units shall have no rights as a stockholder or member of the Company or any of its affiliates.

(i) Unfunded Status of Awards. The Plan is intended to constitute an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Phantom Units shall give any such Participant any rights that are greater than those of a general creditor of the Company.

(j) Governing Law. The Plan and all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of Delaware without giving effect to the conflict-of-laws principles thereof.

(k) No Guarantee or Assurances. There can be no guarantee that any distributions in respect of Service Units or Performance Units will occur under the LLC Agreement or that any payment to any Participant will result under the Plan.

(l) Expiration of Plan. Unless otherwise determined by the Board, the Plan shall expire on January 24, 2024, and all outstanding Phantom Units shall then expire and be forfeited with no consideration paid in respect of such forfeiture.

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